Exhibit 99.1

               Akeena Solar Announces Third Quarter 2006 Results

       Third Quarter 2006 Revenue Reaches $3.6 Million, up 62% over Third
           Quarter 2005; Company Increases 2006 Annual Revenue Growth
                      Expectations to 70% Compared to 2005

     LOS GATOS, Calif.--(BUSINESS WIRE)--Nov. 13, 2006--Akeena Solar, Inc. (OTC
BB: AKNS), a leading designer and installer of solar power systems, today announced results for the third quarter and nine months ended September 30, 2006.

     "Strong demand for solar power and solid execution delivered revenue growth of almost 30 percent sequentially and over 60 percent compared to the third quarter of last year," said Barry Cinnamon, CEO of Akeena Solar. "In fact, we are increasing our 2006 revenue guidance to exceed 70 percent growth over 2005. We intend to build upon our track record of successfully operating in multiple locations, to capture even greater portion of demand and to leverage managements' expertise and resources."

     "During the quarter, we expanded operations into Fresno, CA. An ideal location for Akeena, the Central Valley has high energy costs and a strong rebate program, which has driven a 70 percent compounded annual growth rate since 2004 in the photovoltaic market segment, according to the California Energy Commission. Based on ongoing business, this office launched with a backlog of $2 million to $3 million. Additionally, we strengthened our team by hiring solar industry veteran Jeff Brown. Brown will lead our central California initiatives and participate in our expansion efforts into underserved markets."

     "In October, we exhibited and sponsored events at Solar Power 2006. The show was extremely successful with over 8,500 visitors, compared to 2,000 last year. Solar power installations are on the rise in the U.S. and Akeena is well-positioned to take advantage of the growing marketplace. Now we are increasing our 2006 financial expectations, and we believe we will be able to achieve revenue growth of at least 70 percent annually in 2006 and at least 50 percent annually 2007."

     Net sales for the third quarter of 2006 were $3.6 million, an increase of 62 percent compared to $2.2 million in net sales in the third quarter of 2005. Gross profit for the third quarter was $890,000, or 25 percent of sales, compared to $699,000, or 32 percent of sales, from the third quarter of 2005. The company reported a net loss of $527,000, or $0.05 per share, for the third quarter compared with a net income of $195,000, or $0.02 per share, in the third quarter 2005.

     For the nine months ended September 30, 2006, the company reported net sales of $8.9 million and gross profit of $2.2 million, or 25 percent of sales. This compares to net sales of $4.8 million and gross profit of $1.1 million, or 24 percent of sales, for the same period last year. The company reported a net loss of $755,000, or $0.08 per share, for the first nine months of 2006, compared to a net loss of $61,000, or $0.01 per share, in the first nine months of 2005.

     Corporate Highlights

     -- Installed approximately 400 kilowatts in the third quarter, compared to approximately 245 kilowatts last year. Installed approximately 960 kilowatts in the nine months ended September 30, 2006, compared to approximately 630 kilowatts in the same period last year.

     -- Hired Jeff D. Brown as Regional Director. With 25 years of solar industry experience, Brown is on the board of the California Solar Energy Industry Association (CAL SEIA) and has been a leader in the state's solar initiatives.

     -- Hired two experience design engineers to drive research and development for the company's proprietary installation technology.

     -- Expanded into Fresno, CA office as hub for central California sales and installations.

     -- Exhibited at the well-attended Solar Power 2006 Conference, and co-hosted the show's closing gala "Celebrating Solar Innovation" Wine and Food Pairing Reception with Applied Materials, Inc.

     -- Expanded the board of directors appointing Edward Roffman, a recent retiree with over 30 years of experience, including serving as a CFO and a consultant for numerous private and newly public companies, as well as extensive acquisition experience.

     -- Akeena and its CEO Barry Cinnamon received a Business Commendation from the Town of Los Gatos, thanking the company for its outstanding contributions to the community.

     Conference Call Information

     Akeena Solar will host an earnings conference call at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time) today to discuss its third quarter 2006 earnings results. Management will discuss strategy, review quarterly activity, provide industry commentary, and answer questions.

     The call is being webcast and can be accessed from the "Investor Relations" section of the company's website at www.akeena.net. If you do not have Internet access, please dial 1-866-356-4123 in the U.S. International callers should dial 1-617-597-5393. If you are unable to participate in the call at this time, the webcast will be archived on the company's website. In addition, a telephonic replay will be available for four business days, beginning two hours after the call. To listen to the replay, in the U.S., please dial 1-888-286-8010. International callers should dial 617-801-6888. The passcode is 21427325.

     About Akeena Solar, Inc.

     Founded in 2001, Akeena Solar's philosophy is simple: We believe producing clean electricity directly from the sun is the right thing to do for our environment and economy. Akeena Solar has grown to become one of the largest national integrators of residential and small commercial solar power systems in the United States, serving customers directly in California, New Jersey, New York, Connecticut and Pennsylvania. For more information, visit Akeena Solar's website at www.akeena.net

     Safe Harbor

     Statements made in this release that are not historical in nature constitute forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as "expects," "plans" "will," "may," "anticipates," believes," "should," "intends," "estimates," and other words of similar meaning. These statements are subject to risks and uncertainties that cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks associated with the uncertainty of future financial results, additional financing requirements, development of new products, the effectiveness, profitability, and marketability of such products, the ability to protect proprietary information, the impact of current, pending, or future legislation and regulation on the industry, the impact of competitive products or pricing, technological changes, the effect of general economic and business conditions. All forward-looking statements included in this release are made as of the date of this press release, and Akeena Solar assumes no obligation to update any such forward-looking statements.


     CONTACT: Akeena Solar, Inc.
              Barry Cinnamon, President and CEO, 888-253-3628 bcinnamon@akeena.net or
              Lippert / Heilshorn & Associates (Investor Relations) Kirsten Chapman or Mary Magnani, 415-433-3777 mmagnani@lhai.com